EXHIBIT 99.1

Supplemental Segment Information
In thousands	Three Months Ended April 30,		Year Ended April 30,
	2004	2003	2004	2003
Orders Received:
Sign Making and Specialty Graphics	$ 73,297	$ 70,885	$278,903	$268,568
Apparel and Flexible Materials	44,127	38,922	164,886	153,061
Ophthalmic Lens Processing	21,684	21,299	79,180	87,803
	$139,108	$131,106	$522,969	$509,432
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	April 30, 2004	April 30, 2003
Backlog:
Sign Making and Specialty Graphics	$ 537	$ 249
Apparel and Flexible Materials	30,957	26,205
Ophthalmic Lens Processing	4,371	3,258
	$35,865	$29,712
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